Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No.333-106555) and related Prospectus of LTC Properties, Inc. for the registration of up to $200,000,000 in debt securities, preferred stock, and common stock and to the incorporation by reference therein of our report dated January 24, 2003, with respect to the consolidated financial statements and schedules of LTC Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

August 27, 2003